                              Contacts:               William R. Gargiulo, Jr.   231.526.1244
                                                                              Michele Greco, CFO       312.595.9123

The Female Health Company Reports
Fiscal 2016 First Quarter Operating Results

Highlights:

-  Unit sales increased 27% to 15.4 million from 12.2 million in the prior-year period.
-  Net revenues increased 24% to $8.2 million from $6.7 million in the prior-year period.
-  Gross profit up 41% to $5.4 million or 66% of net revenues, from $3.8 million, or 57% of net revenues, in the prior-year period.
-  Operating income improves 65% to $2.4 million for a 29% operating margin.
-  Diluted EPS up 67% to $0.05 per share from $0.03 per share in prior-year period.
-  $10 million Line of Credit signed with BMO Harris Bank.

Adjusted EBITDA

-  Adjusted EBITDA of $2.6 million and adjusted diluted EBITDA per share of $0.09.

CHICAGO (February 2, 2016) - The Female Health Company (NASDAQ: FHCO) (the Company), which manufactures and markets the FC2 Female Condom® (FC2), today reported its operating results for its fiscal first quarter ended December 31, 2015.  The Company will host an investor conference call today at 11:15 a.m. Eastern Time (ET) to discuss these results and other topics of interest (see details below).

Management Comments

“We are pleased with the first quarter performance which was driven by strong growth in unit sales, net revenues and operating income,” stated O. B. Parrish, Chairman and Chief Executive Officer of The Female Health Company.

“We believe long-term demand for female condoms continues to increase for two reasons. First, the global need for effective ways to prevent sexually transmitted infections, including HIV/AIDS, and unintended pregnancies continues to expand.  And second, the organized advocacy on a gender equity basis by independent women’s and other groups for increased investment in and availability of female condoms continues to gain momentum. Women account for more than 50% of all new HIV/AIDS cases, and AIDS remains the leading cause of death globally among women 15-44 years of age.”

“I remain optimistic about the Company’s future for the following reasons:
  While public sector market volatility will continue, we believe the demand for female condoms will continue to increase on a long-term basis.  We believe this is reflected in the Company’s sale of more than 500 million female condoms to date and a 10 year compound annual unit sales growth rate of 16%.
  The first competitive female condom was cleared for distribution more than three years ago.  Given three years of competition the Company remains the global market leader, as reflected in our Fiscal 2015 operating results.
  The Company is actively evaluating specific candidates with proprietary and differentiating characteristics to diversify its product line.
  Changes in the U.S. market, including the fact that female condoms are now reimbursable under The Affordable Care Act (Obamacare), provide an opportunity for direct-to-consumer marketing.  A comprehensive six-month study regarding the potential of a direct-to-consumer program will be completed in the current quarter.
  The unfortunate emergence of the Zika Virus epidemic in Brazil and other countries has created serious issues for infected women who may become pregnant.  Woman who are infected may give birth to children with brain deformities.  As a result women in Brazil and other countries have been advised not to become pregnant.  The female condom is an excellent product to prevent pregnancy during this epidemic.
  The Company secured a new $10 million credit facility with BMO Harris Bank which significantly expands our financial flexibility and can be used to fund acquisitions subject to the terms of the facility.”

“Our goal is to generate profitable growth and increase shareholder value on a long-term basis,” concluded Parrish.

Fiscal First Quarter Results Compared with Fiscal 2015 First Quarter

The Company generated net revenues of $8,230,659 and net income of $1,490,363, or $0.05 per diluted share, compared with net revenues of $6,659,206 and net income of $804,917, or $0.03 per diluted share for the same period last year.

Net revenues increased $1,571,453, or 24%, on a 27% increase in unit sales compared with the same period last year.  Effective January 1, 2015, the unit price was reduced for all major public sector purchasers to replace the previous policy to award major public sector purchasers with FC2 equal to 5% of their total annual units purchased at no cost under the Company’s volume purchasing incentive program.  The FC2 average sales price per unit decreased 2.3% compared with the same period last year due to changes in sales mix and the public sector price adjustment noted in the previous sentence.

Cost of sales decreased $11,211 to $2,828,322 from $2,839,533.  The reduction is due to the favorable impact of currency exchange rates on the majority of the elements in cost of sales and labor efficiencies due to higher volumes.

Gross profit increased $1,582,664, or 41%, to $5,402,337 from $3,819,673.  Gross profit margin improved nine percentage points to approximately 66% of net revenues, versus 57% of net revenues for the same period last year.  The increase in gross profit margin is primarily due to the favorable impact of currency exchange rates on the majority of the elements in cost of sales.

Significant quarter-to-quarter variations in the Company’s results have historically resulted from the timing and shipment of large orders rather than from any fundamental changes in the business or the underlying demand for female condoms.

Operating expenses increased $643,958, or 27%, to $3,009,782 from $2,365,824, primarily due to an increase in sales, marketing, and business development expenses.  The Company invested approximately $500,000 or 17% of total operating expenses in analyzing potential diversification candidates and the comprehensive study regarding the potential direct-to-consumer program in the U.S. The remaining increase primarily relates to payments to be made to our Brazilian distributor for marketing and management fees for the 2014 tender.  The increased expenses were partially offset by a reduction of expense relating to employee compensation.

Operating income increased 65% to $2,392,555 from $1,453,849, primarily due to improved gross margins partially offset by higher operating expenses.

Income tax expense increased to $829,453 from $670,430.  The effective tax rate was 35.8% as compared to 45.4% in the first quarter of FY2015.  The reduction in the effective tax rate is due to the mix of tax jurisdictions in which the Company recognized income before income taxes and the reduction in the Illinois state income tax rate, effective January 1, 2015, from 9.5 percent to 7.75 percent.  The Company’s net operating loss (NOL) carryforward will be utilized to reduce cash payments for income taxes based on the statutory rate in effect at the time of such utilization.  Actual income taxes paid are reflected on the Company’s consolidated statements of cash flows.  The Company recorded income tax expense of $829,453, while due to the use of NOL carryforwards the Company made cash payments of $69,856 for income taxes, or 8% of income tax expense.  This resulted in a cash savings of $759,597.

The Company's net income increased $685,446, or 85%, to $1,490,363 compared with $804,917 in the same period of the prior year.  Net income approximated 18% of net revenues, up six percentage points from 12% for the first quarter of FY2015.

Adjusted EBITDA totaled $2,556,992 compared with $1,802,310 in the same period last year.  Adjusted diluted EBITDA per share was $0.09 compared with $0.06 in the first quarter of FY2015. A reconciliation of non-GAAP measures is included in the table in the section entitled “Additional Non-GAAP Performance Measures” at the end of this release.

Investor Conference Call

As previously announced, The Female Health Company will host an investor conference call at 11:15 a.m. Eastern Time, today, February 2, 2016, to discuss its first quarter operating results, along with other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 1-844-868-9326 (international participants dial 1-412-317-6594) and asking to be connected to "The Female Health Company Conference Call" a few minutes before 11:15 a.m. ET today.

A replay of the conference call will be available one hour after the call through 9:00 a.m. ET on Tuesday, February 9, 2016, by dialing 1-877-344-7529 (international callers dial 1-412-317-0088) and entering the conference ID # 10079795. After Tuesday, February 9, 2016, the replay of the call will be available on the Company’s website at www.fhcinvestor.com.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2). Since the Company began distributing FC2 in 2007, the product has been shipped to 144 countries. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only currently available female-controlled product approved by FDA that offers dual protection against sexually transmitted infections, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements relating to long-term demand for female condoms, the Company’s ability to maintain its position in the market, the Company's ability to successfully complete an acquisition of a new product, technology or business and to successfully implement sales and marketing initiatives for FC2, and the effect of such initiatives on the Company's business and results of operations.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; government contracting risks, including the appropriations process and funding priorities, potential bureaucratic delays in awarding contracts, process errors, politics or other pressures, and the risk that government tenders and contracts may be subject to cancellation, delay or restructuring; a governmental tender award indicates acceptance of the bidder's price rather than an order or guarantee of the purchase of any minimum number of units, and as a result government ministries or other public sector customers may order and purchase fewer units than the full maximum tender amount; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; the Company’s reliance on its major customers and risks related to delays in payment of accounts receivable by major customers; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; the Company’s ability to identify, successfully negotiate and complete suitable acquisitions or other strategic initiatives; the Company’s ability to successfully integrate acquired businesses, technologies or products; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2015.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2015	2015
Cash	$3,671,641	$4,105,814
Accounts receivable, net	17,684,819	14,088,390
Income tax receivable	27,195	21,251
Inventory, net	1,562,117	1,745,180
Prepaid expenses and other current assets	316,675	609,320
Deferred income taxes	279,659	1,016,000
Total current assets	23,542,106	21,585,955

Other non-current assets	137,616	136,766
Plant and equipment, net	1,128,415	1,239,990
Deferred income taxes	14,509,000	14,509,000
Total assets	$39,317,137	$37,471,711

Accounts payable	$1,148,387	$1,077,349
Accrued expenses and other current liabilities	3,115,318	2,555,231
Accrued compensation	212,851	592,428
Total current liabilities	4,476,556	4,225,008

Deferred rent	12,001	15,389
Deferred income taxes	108,363	98,252
Total liabilities	4,596,920	4,338,649

Total stockholders' equity	34,720,217	33,133,062
Total liabilities and stockholders’ equity	$39,317,137	$37,471,711

The Female Health Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended
	December 31,
	2015	2014

Net revenues	$8,230,659	$6,659,206

Cost of sales	2,828,322	2,839,533

Gross profit	5,402,337	3,819,673

Operating expenses	3,009,782	2,365,824

Operating income	2,392,555	1,453,849

Interest and other (expense) income, net	(27,795)	652
Foreign currency transaction (loss) gain	(44,944)	20,846

Income before income taxes	2,319,816	1,475,347

Income tax expense	829,453	670,430
Net income	$1,490,363	$804,917

Net income per basic common share outstanding	$0.05	$0.03

Basic weighted average common shares outstanding	28,633,372	28,502,560

Net income per diluted common share outstanding	$0.05	$0.03

Diluted weighted average common shares outstanding	28,993,943	28,778,710

The Female Health Company
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	December 31,
	2015	2014
Net income	$1,490,363	$804,917

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	114,406	127,939
Share-based compensation	123,344	199,676
Deferred income taxes	746,452	569,768
Loss on disposal of fixed assets	111	3,483
Changes in current assets and liabilities	(2,905,907)	(2,925,956)
Net cash used in operating activities	(431,231)	(1,220,173)
Net cash used in investing activities	(2,942)	(2,282)
Net cash used in financing activities	0	(5,198)
Net decrease in cash	(434,173)	(1,227,653)
Cash at beginning of period	4,105,814	5,796,223
Cash at end of period	$3,671,641	$4,568,570

The Female Health Company
Additional Non-GAAP Performance Measures

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided the non-GAAP measures of Adjusted EBITDA and adjusted diluted EBITDA per share in this release.  Adjusted EBITDA represents net income before interest income or expense, income tax expense, depreciation and amortization, and further adjusted for the share-based compensation reflected in the reconciliation table set forth below.  Adjusted diluted EBITDA per share represents Adjusted EBITDA divided by the weighted average shares outstanding amounts used in the calculation of diluted earnings per share in accordance with GAAP for the relevant periods.

We believe that adjusted EBITDA is a useful measure for investors for the following reasons:
  Adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, tax jurisdictions and tax attributes, capital structures and the methods by which assets were acquired;
  Investors can use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of our company, including our ability to satisfy our cash needs;
  By comparing our Adjusted EBITDA in different historical periods, investors can evaluate our operating performance excluding the impact of items described below;
  Adjusted EBITDA excludes the impact of income tax expense on net income, which has a smaller impact on cash flows because the Company has significant U.S. and UK net operating loss carryforwards that can be used to reduce cash payments for income taxes; and
  Adjusted EBITDA excludes the impact of share-based compensation on net income, which does not affect cash and which fluctuates based on the timing of share grants and share price.
Adjusted EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts of cash that may be available for discretionary uses.  Thus, Adjusted EBITDA should not be considered in isolation or as a substitute for net income or cash (used in) provided by operating activities, each prepared in accordance with GAAP, when measuring profitability or liquidity.

The following table reconciles Adjusted EBITDA to net income:

	Three Months Ended
	December 31,
	2015	2014
Net income	$1,490,363	$804,917
Adjustments:
Interest income	(574)	(652)
Income tax expense	829,453	670,430
Depreciation and amortization	114,406	127,939
Share-based compensation	123,344	199,676
Adjusted EBITDA	$2,556,992	$1,802,310

Diluted EBITDA per share, as adjusted	$0.09	$0.06